Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2013 SECOND QUARTER RESULTS

Second Quarter 2013 Highlights:
•Record net sales of $432 million; Diluted earnings per share of $0.67;
•Aerospace delivers strong operating profit performance of 17.8%
•New Zealand SH-2G(I) helicopter contract contributes in Q2

•	Sequential sales growth and restructuring drive Distribution operating margin to 5.1%

BLOOMFIELD, Connecticut (July 29, 2013) - Kaman Corp. (NYSE:KAMN) today reported financial results for the second quarter ended June 28, 2013.

Table 1. Summary of Financial Results from continuing operations
In thousands except per share amounts	For the three months ended
	June 28, 2013	June 29, 2012	$ Change
Net sales:
Distribution	$270,233	$252,862	$17,371
Aerospace	161,492	147,364	14,128
Net sales	$431,725	$400,226	$31,499

Operating income:
Industrial Distribution	$13,669	$14,166	$(497)
Aerospace	28,678	26,158	2,520
Net (loss) gain on sale of assets	(21)	8	(29)
Corporate expense	(11,309)	(12,312)	1,003
Operating income	$31,017	$28,020	$2,997

Diluted earnings per share from continuing operations	$0.67	$0.61	$0.06

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, “We achieved strong overall results for the second quarter led by the performance at Aerospace and the sequential improvement in operating profit at Distribution.
Aerospace delivered an operating profit margin of 17.8% for the quarter, due to a favorable product mix led by increased volume for our bearing product lines and a higher level of JPF direct commercial sales. Additionally, we began to record revenue and profit from the sale of the SH-2G(I) aircraft to New Zealand.

Acquisitions drove top line growth in Distribution, offset by a modest decline in organic sales as sluggish market conditions continue to impact select end markets. Distribution operating profit was 5.1% for the second quarter, demonstrating significant sequential improvement over the operating profit of 1.8% in the first quarter, due to the absence of $3.0 million of expense related to our first quarter restructuring, $2.0 million in cost savings resulting from that restructuring and operating leverage from higher sales. Operating margin declined year over year primarily as a result of the impact of lower organic sales volume. For the balance of 2013, we expect sequential sales and operating margin improvement at Distribution.
The sequential improvement we made during the first half provides us confidence that we will deliver a stronger second half. "

Distribution Segment

Sales increased 6.9% in the second quarter of 2013 to $270.2 million compared to $252.9 million a year ago. Acquisitions contributed $25.2 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). Organic sales per sales day* improved sequentially; however, they decreased 3.1% from the second quarter of 2012. (See Table 3 for additional details regarding the Segment's sales per sales day performance.)

Segment operating income for the second quarter of 2013 was $13.7 million, or 5.1%, compared to $14.2 million, or 5.6%, in the second quarter of 2012. Operating profit margin decreased due to lower organic sales and correspondingly lower rebates. This decrease was partially offset by the contribution of operating income from our 2012 acquisitions and cost savings from our first quarter restructuring.

Aerospace Segment

Sales were $161.5 million, an increase of $14.1 million from sales of $147.4 million in the second quarter of 2012, due to a $15.3 million increase in sales on our military programs which was offset by a $1.2 million decrease in sales of commercial products. The increase in military sales was primarily attributable to a higher volume of shipments to foreign customers under our JPF program, higher bearing product sales and $3.8 million of revenue recognized under the SH-2G(I) contract with New Zealand.

Operating income for the second quarter of 2013 was $28.7 million, compared to operating income of $26.2 million in the second quarter of 2012. The operating margin in this year's second quarter was 17.8%, consistent with the prior year. The segment benefited from higher margin direct commercial sales of the JPF, higher commercial and military bearing product sales and the initial recognition of revenue under the SH-2G(I) program. These increases were offset by the $2.7 million negative impact of adjustments made to our contract margin estimates, lower shipments of the JPF to the USG and an increase in SG&A costs, primarily related to higher research and development expenditures.

Outlook

We are updating our full-year outlook based on our current expectations for the remainder of the year. Our updated outlook is below:

•	Distribution:

◦	Sales of $1,100 million to $1,115 million

◦	Operating margins of 4.7% to 4.9%

•	Aerospace:

◦	Sales of $620 million to $635 million

◦	Operating margins of 16.2% to 16.5%

•	Interest expense of approximately $13 million

•	Corporate expenses of approximately $49 million

•	Estimated annualized tax rate of approximately 35.0%

•	Capital expenditures of $40 million to $45 million

•	Free cash flow* in the range of $15 million to $20 million

	2013 Outlook
In millions
Free Cash Flow*:
Cash flows from operations	$55.0	to	$65.0
Expenditures for property, plant and equipment	(40.0)	to	(45.0)
Free Cash Flow	$15.0	to	$20.0

Chief Financial Officer, Robert D. Starr, commented, "We delivered solid results for the second quarter driven by strong performance at Aerospace, resulting from a favorable sales mix. Based on our first half performance, we are able to raise the low end of our full year outlook for operating margin at the segment. At Distribution, we achieved significant sequential improvement in our performance during the quarter and expect to deliver record operating margin performance in the second half. Distribution's full year operating profit margin percentage is expected to come in between 4.7% and 4.9%. Our full year free cash flow is expected to be between $15.0 million and $20.0 million. This reflects an anticipated delay in cash receipts related to a direct commercial sale of the JPF, which we now expect to occur in the first quarter of 2014."
Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, July 30, 2013, at 8:30 AM ET. Listeners may access the call live by telephone at (877) 415-3177 and from outside the U.S. at (857) 244-7320
(passcode: 36144758); or, over the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 2. Summary of Segment Information (in thousands)
	For the three months ended		For the six months ended
	June 28, 2013	June 29, 2013	June 28, 2013	June 29, 2013
Net sales:
Distribution	$270,233	$252,862	$527,401	$505,497
Aerospace	161,492	147,364	292,399	278,448
Net sales	$431,725	$400,226	$819,800	$783,945

Operating income:
Distribution	$13,669	$14,166	$18,299	$26,480
Aerospace	28,678	26,158	49,589	42,059
Net gain (loss) on sale of assets	(21)	8	(100)	32
Corporate expense	(11,309)	(12,312)	(23,004)	(23,837)
Operating income	$31,017	$28,020	44,784	44,734

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP net sales of the Distribution segment less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays. Sales days are provided as part of this release. Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on July 29, 2013. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period information is adjusted to reflect acquisition sales for that period as organic sales when calculating organic sales per sales day.

Table 3. Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended		For the six months ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Net sales: Distribution	$270,233	$252,862	$527,401	$505,497
Acquisition related sales	25,163	—	48,373	—
Organic sales	$245,070	$252,862	$479,028	$505,497
Sales days	64	64	127	128
Organic sales per sales day	$3,829	$3,951	$3,772	$3,949
% change	(3.1)%	8.1%	(4.5)%	8.1%

Free Cash Flow - Free cash flow is defined as GAAP “Net cash used in operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash used in operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows.

Table 4. Free Cash Flow (in thousands)
	For the Six Months Ended	For the Three Months Ended	For the Three Months Ended
	June 28, 2013	March 29, 2013	June 28, 2013
Net cash used in operating activities	$(13,407)	$(34,562)	$21,155
Expenditures for property, plant & equipment	(21,267)	(11,841)	(9,426)
Free Cash Flow	$(34,674)	$(46,403)	$11,729

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity”. Management believes that debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 5. Debt to Capitalization (in thousands)
	June 28, 2013	December 31, 2012
Notes payable	$—	$21
Current portion of long-term debt	10,000	10,000
Long-term debt, excluding current portion	285,129	249,585
Debt	295,129	259,606
Total shareholders' equity	440,019	420,193
Capitalization	$735,148	$679,799
Debt to capitalization	40.1%	38.2%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.
Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration under the Budget Control Act of 2011, as modified by the enactment of the Taxpayer Relief Act of 2012); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the conclusion to government inquiries or investigations regarding government programs, including the resolution of the Wichita matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (x) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xi) the accuracy of current cost estimates associated with environmental remediation activities, including activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xii) the profitable integration of acquired businesses into the Company's operations; (xiii) changes in supplier sales or vendor incentive policies; (xiv) the effects of price increases or decreases; (xv) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvi) future levels of indebtedness and capital expenditures; (xvii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xviii) the effects of currency exchange rates and foreign competition on future operations; (xix) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xx) future repurchases and/or issuances of common stock; and (xxi) other risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2012.

Any forward-looking information provided in this report should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Net sales	$431,725	$400,226	$819,800	$783,945
Cost of sales	310,468	286,394	588,277	565,513
Gross profit	121,257	113,832	231,523	218,432
Selling, general and administrative expenses	90,219	85,820	186,639	173,730
Net loss/(gain) on sale of assets	21	(8)	100	(32)
Operating income	31,017	28,020	44,784	44,734
Interest expense, net	3,163	2,827	6,231	5,700
Other expense (income), net	58	79	389	(224)
Earnings from continuing operations before income taxes	27,796	25,114	38,164	39,258
Income tax expense	9,904	8,996	13,118	14,048
Earnings from continuing operations	17,892	16,118	25,046	25,210
Earnings from discontinued operations, net of taxes	—	361	—	672
Net earnings	$17,892	$16,479	$25,046	$25,882

Earnings per share:
Basic earnings per share from continuing operations	$0.67	$0.61	$0.94	$0.96
Basic earnings per share from discontinued operations	—	0.01	—	0.02
Basic earnings per share	$0.67	$0.62	$0.94	$0.98

Diluted earnings per share from continuing operations	$0.67	$0.61	$0.93	$0.96
Diluted earnings per share from discontinued operations	—	0.01	—	0.02
Diluted earnings per share	$0.67	$0.62	$0.93	$0.98
Average shares outstanding:
Basic	26,734	26,390	26,696	26,342
Diluted	26,899	26,534	26,977	26,498
Dividends declared per share	$0.16	$0.16	$0.32	$0.32

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	June 28, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$8,707	$16,593
Accounts receivable, net	224,989	180,798
Inventories	383,977	367,385
Deferred income taxes	29,400	25,835
Other current assets	26,929	27,434
Total current assets	674,002	618,045
Property, plant and equipment, net of accumulated depreciation of $158,142 and $149,696, respectively	137,286	128,669
Goodwill	192,487	192,046
Other intangible assets, net	88,072	92,913
Deferred income taxes	37,264	42,905
Other assets	22,067	22,415
Total assets	$1,151,178	$1,096,993
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$—	$21
Current portion of long-term debt	10,000	10,000
Accounts payable – trade	120,653	113,143
Accrued salaries and wages	32,398	35,869
Current portion of amount due to Commonwealth of Australia	—	6,659
Advances on contracts	12,787	1,900
Other accruals and payables	56,324	53,468
Income taxes payable	97	2,892
Total current liabilities	232,259	223,952
Long-term debt, excluding current portion	285,129	249,585
Deferred income taxes	4,627	5,150
Underfunded pension	143,100	148,703
Other long-term liabilities	46,044	49,410
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 27,054,613 and 26,881,257 shares issued, respectively	27,055	26,881
Additional paid-in capital	128,039	122,522
Retained earnings	415,969	399,473
Accumulated other comprehensive income (loss)	(123,336)	(121,590)
Less 303,163 and 277,473 shares of common stock, respectively, held in treasury, at cost	(7,708)	(7,093)
Total shareholders’ equity	440,019	420,193
Total liabilities and shareholders’ equity	$1,151,178	$1,096,993

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the Six Months Ended
	June 28, 2013	June 29, 2012
Cash flows from operating activities:
Earnings from continuing operations	$25,046	$25,210
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	15,528	13,341
Accretion of convertible notes discount	905	858
Provision for doubtful accounts	734	267
Net loss (gain) on sale of assets	100	(32)
Change in amount Due to Commonwealth of Australia, net of loss (gain) on derivative instruments	203	(206)
Stock compensation expense	3,065	3,581
Excess tax (benefit) from share-based compensation arrangements	(293)	(381)
Deferred income taxes	68	1,045
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(45,274)	(21,748)
Inventories	(16,165)	(11,590)
Other current assets	25	8,458
Accounts payable - trade	3,800	(3,215)
Accrued contract losses	228	(725)
Advances on contracts	10,887	(949)
Other accruals and payables	(5,595)	(19,922)
Income taxes payable	(2,768)	341
Pension liabilities	(2,252)	438
Other long-term liabilities	(1,649)	221
Net cash used in operating activities of continuing operations	(13,407)	(5,008)
Net cash provided by operating activities of discontinued operations	—	507
Net cash used in operating activities	(13,407)	(4,501)
Cash flows from investing activities:
Proceeds from sale of assets	83	239
Expenditures for property, plant & equipment	(21,267)	(10,963)
Acquisition of businesses	(5,178)	(7,938)
Other, net	(598)	(116)
Cash used in investing activities of continuing operations	(26,960)	(18,778)
Cash used in investing activities of discontinued operations	—	(4)
Cash used in investing activities	(26,960)	(18,782)
Cash flows from financing activities:
Net borrowings under revolving credit agreements	39,753	27,073
Debt repayment	(5,000)	(2,500)
Net change in book overdraft	4,093	5,365
Proceeds from exercise of employee stock awards	2,654	2,651
Purchase of treasury shares	(644)	(659)
Dividends paid	(8,526)	(8,411)
Other	(51)	—
Windfall tax benefit	293	381
Cash provided by financing activities of continuing operations	32,572	23,900
Cash used in financing activities of discontinued operations	—	(371)
Cash provided by financing activities	32,572	23,529
Net increase (decrease) in cash and cash equivalents	(7,795)	246
Effect of exchange rate changes on cash and cash equivalents	(91)	(132)
Cash and cash equivalents at beginning of period	16,593	14,985
Cash and cash equivalents at end of period	$8,707	$15,099